Exhibit 10.49

KILROY REALTY CORPORATION
2006 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE

    Kilroy Realty Corporation (the “Company”) has granted to the Participant named below an award of Restricted Stock Units (“RSUs”). The terms and conditions of the award are set forth in this Grant Notice (the “Grant Notice”) and Appendices A and B attached hereto and incorporated herein by this reference (collectively, this “Agreement”).

Participant:	[_______] (the “Participant”)

Grant Date:	[_______] (the “Grant Date”)

Total Number of RSUs:	[_____]

Of the total number of RSUs, [__________] are “Time-Vest RSUs” and [__________] are “Performance-Vest RSUs.”

Vesting Dates:	The Time-Vest RSUs shall vest in three (3) substantially equal installments (rounded down to the nearest whole RSU until the last installment) on each of [January 5, 2027], [January 5, 2028], and [January 5, 2029].

The Performance-Vest RSUs are subject to performance- and time-based vesting requirements. The performance-based vesting requirements are set forth in the attached Appendix B. To the extent such performance requirements are satisfied, the Eligible Performance-Vest RSUs (as defined in the attached Appendix B) shall vest in one lump sum (rounded down to the nearest whole RSU) on the first date on which the Committee makes a determination that the performance vesting conditions applicable to such RSUs have been achieved by the Company.

The RSUs are subject to accelerated vesting in certain circumstances as and to the extent provided herein.

RSU Deferral Election:	Pursuant to the Participant’s 2026 Restricted Stock Unit Deferral Election Form dated [______________] (the “Deferral Election Form”), the Participant elected

[OPTION A: not to defer the distribution of any RSUs.]

[OPTION B: a deferred distribution of all RSUs but with no fixed-date election.]

[OPTION C: a deferred distribution of all RSUs with a fixed-date election of ____________, ___.]
The award is granted under and is further subject to the terms and conditions of the Company’s 2006 Incentive Award Plan (as amended from time to time, the “Plan”), incorporated herein by this reference. The Participant acknowledges having received and read, and understands, the Plan and this Agreement. The Participant agrees to the terms and conditions of the award as set forth in this Agreement. [INCLUDE IF PARTICIPANT ENTERING INTO NEW NON-COMPETITION AGREEMENT: In connection with entering into this Agreement, the Participant is entering into a Non-Competition, Non-Solicitation, and Non-Disclosure Agreement with the Company. The Participant acknowledges and agrees that the RSUs are in consideration of (among other things) the Participant entering into such Non-Competition, Non-Solicitation, and Non-Disclosure Agreement with the Company.]

KILROY REALTY CORPORATION, a Maryland corporation ________________________________ [Name] [Title]	PARTICIPANT: ____________________________________ [____________________]

KILROY REALTY CORPORATION, a Maryland corporation ________________________________ [Name] [Title]
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APPENDIX A
TERMS AND CONDITIONS OF
RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENT RIGHTS

1.    Grant. The effective date of the award is the Grant Date. The total number of RSUs subject to the award is the total number of RSUs set forth in the Grant Notice (for clarity, before giving effect to Appendix B to the Grant Notice (“Appendix B”) as to the number of Performance-Vest RSUs that may become Eligible Performance-Vest RSUs). Except as otherwise expressly provided herein, all capitalized terms used in this Agreement and not otherwise defined shall have the meanings provided in the Plan or in Appendix B.
2.    RSUs. Each RSU that vests in accordance with this Agreement shall represent the right to receive, as determined by the Committee in accordance with Section 6 below, either (i) a payment of one share of Stock or (ii) a payment in cash equal to the Fair Market Value of one share of Stock on the applicable Distribution Date (as defined below). Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Dividend Equivalent Rights.
(a)    Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right. Such Dividend Equivalent right shall entitle the Participant to have a hypothetical bookkeeping account (established and maintained for purposes of tracking the RSUs and any additional RSUs credited to such account in respect of Dividend Equivalent rights in accordance with this Section 3 (the “Account”)) that is credited upon the Company’s payment of dividends to stockholders of outstanding shares of Stock if the Dividend Equivalent right is or was outstanding on the applicable Stock record date. Subject to Section 3(c) below, when such dividends are so declared, the following shall occur:
(i)    on the date that the Company pays a cash dividend in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account with a number of full and fractional RSUs equal to the quotient of (A) the total number of RSUs credited to the Account but not yet distributed (including any RSUs granted hereunder and any additional RSUs credited with respect to Dividend Equivalent rights), multiplied by the per share dollar amount of such dividend, divided by (B) the Fair Market Value of a share of Stock on the date such dividend is paid;
(ii)    on the date that the Company pays a Stock dividend in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account with a number of full and fractional RSUs equal to the product of (A) the total number of RSUs credited to the Account but not yet distributed (including any RSUs granted hereunder and any additional RSUs credited with respect to Dividend Equivalent rights), multiplied by (B) the number of shares of Stock distributed with respect to such dividend per share of Stock; or
(iii)    on the date that the Company pays any other type of distribution in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account in an equitable manner based on the total number of RSUs held in the Account, as determined in the sole discretion of the Committee.
(b)    To the extent that any additional RSUs are credited to the Participant’s Account in respect of the Participant’s Dividend Equivalent rights, such additional RSUs shall be subject to the same vesting terms as the original RSUs to which they relate (e.g., additional RSUs credited in respect of Time-Vest

RSUs will be subject to the same time-based vesting requirements as the underlying Time-Vest RSUs, while additional RSUs credited in respect of Performance-Vest RSUs will be subject to the same performance- and time-based vesting requirements as the underlying Performance-Vest RSUs) and shall also carry corresponding Dividend Equivalent rights.
(c)    Dividend Equivalent rights shall remain outstanding from the Grant Date (or later date of grant of such Dividend Equivalent right in connection with the Company’s payment of a dividend) through the earlier to occur of (i) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds or (ii) the delivery to the Participant of payment for the RSU (in accordance with Section 6 below) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable Stock record date for a Company dividend (other than due to the termination or forfeiture of the RSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, the Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Section 3, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Committee, such Dividend Equivalent right amount shall be made in cash (rather than RSUs to be paid in Stock).
4.    Vesting. Subject to Section 5, the Time-Vest RSUs shall vest in accordance with the vesting schedule provided in the Grant Notice. To the extent the performance-based vesting requirements set forth in Appendix B are satisfied and subject to Section 5, the Eligible Performance-Vest RSUs shall vest in one lump sum (rounded down to the nearest whole RSU) on the first date on which the Committee makes a determination that the performance vesting conditions applicable to such RSUs have been achieved by the Company. Such determination shall be made by the Committee during January or February of [2029] (or such earlier time as may be required to make any related payments in connection with an earlier 409A Change in Control Event) and, in the event of any ambiguity or discrepancy, the determination of the Committee shall be final and binding. The applicable date on which any RSUs are scheduled to vest pursuant to the Grant Notice and this Section 4 is referred to herein as the “Vesting Date” of such RSUs.
5.    Termination of Employment or Service.
(a)    General. Except as described below in connection with certain terminations of the Participant’s employment or services, the Participant must continue to provide services as an Employee, Consultant, or member of the Board through the applicable Vesting Date in order to vest in the applicable installment of Time-Vest RSUs and Eligible Performance-Vest RSUs. Upon the Participant’s termination as an Employee, Consultant, or member of the Board, as applicable, all RSUs that have not vested as of such termination (taking into consideration any vesting that may occur in connection with such termination as provided in this Section 5) shall automatically be forfeited and canceled without payment of consideration therefor.
(b)    Qualifying Termination. The rules set forth below in this Section 5(b) shall apply in the event the Participant is (or was, as the context requires) an Employee and has a Qualifying Termination. A “Qualifying Termination” means that the Participant’s employment by the Company is terminated by the Company without Cause (as such term is defined in the Participant’s employment agreement with the Company (the “Employment Agreement”)) or by the Participant with Good Reason (as defined in the Employment Agreement), and in either case such termination of employment occurs within sixty (60) days prior to, upon, or at any time following a Change in Control of the Company.
Subject to the release requirement set forth below, in the event of the Participant’s Qualifying Termination:

•The unvested Time-Vest RSUs that are outstanding immediately prior to such Qualifying Termination shall fully vest and become nonforfeitable immediately prior to such Qualifying Termination, and, as to the time-based vesting requirements applicable to the unvested Performance-Vest RSUs that are outstanding immediately prior to such Qualifying Termination, such time-based vesting requirements shall be considered fully satisfied immediately prior to such Qualifying Termination. The number of Eligible Performance-Vest RSUs shall be determined in accordance with Appendix B after giving effect to the provisions thereof in connection with any related 409A Change in Control Event.
•The benefits provided by the preceding paragraph are subject to the condition that the Participant (or, in the event of the Participant’s death or disability, the Participant’s estate or personal representative, as the case may be) provide the Company with, and the Participant (or the Participant’s estate or personal representative, as the case may be) does not revoke, a general release in substantially the form attached to the Participant’s Employment Agreement (or, if the Participant is not a party to an Employment Agreement or no such form is attached to the Participant’s Employment Agreement, in a form prescribed by the Company). Such general release shall be provided to the Participant (or the Participant’s estate or personal representative, as the case may be) within five (5) days of the Qualifying Termination date and the Participant (or the Participant’s estate or personal representative, as the case may be) shall execute and deliver to the Company the general release within thirty (30) days after the Company provides the release to the Participant (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law) but not prior to the Qualifying Termination. In the event this paragraph applies and the general release (and the expiration of any revocation rights provided therein or pursuant to applicable law) could become effective in one of two taxable years depending on when the Participant (or the Participant’s estate or personal representative, as the case may be) executes and delivers the release, any payment conditioned on the release shall not be made earlier than the first business day of the later of such two tax years. For purposes of this Agreement, “business day” means a calendar day other than a Saturday, Sunday, or Federal holiday.
[Use if no employment agreement: For purposes of this Agreement, “Cause” shall mean “cause” as defined in an applicable employment agreement between the Company and the Participant or, if no such employment agreement exists or such employment agreement does not contain a definition of “cause,” then Cause shall mean: (i) the Participant’s commission of (or entering of a plea of guilty, nolo contendere, or a similar plea to) a felony or a crime involving moral turpitude; (ii) the Participant’s commission of any act of theft, fraud, embezzlement, or misappropriation against the Company or its subsidiaries or affiliates; (iii) the Participant’s breach of the Participant’s Non-Disclosure Agreement with the Company (or similar agreement, as each may be amended from time to time) in any material respect; (iv) the Participant’s willful failure to substantially perform the Participant’s duties as an Employee, Consultant, or member of the Board of the Company or to follow the directive of any officer to whom the Participant directly or indirectly reports (other than, in each case, such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after written demand for substantial performance is delivered by the Company (except in no case shall multiple notices be required for the same or similar conduct or failures); or (v) the Participant’s breach in any material respect of any policy of the Company (or any of its subsidiaries or affiliates) applicable to the Participant.
For purposes of this Agreement, “Good Reason” shall mean “good reason” as defined in an applicable employment agreement between the Company and the Participant or, if such an employment between the Company and the Participant exists but does not contain a definition of “good reason,” then

Good Reason shall mean the Company’s material breach of any of its obligations under such employment agreement between the Company and the Participant, or, if there is no such employment agreement between the Company and the Participant, then Good Reason shall not apply as to the Participant. Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (A) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within ninety (90) days after the date of the occurrence of any event that the Participant knows to constitute Good Reason, (B) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (C) the effective date of the Participant’s termination for Good Reason occurs no later than ninety (90) days after the expiration of the Company’s cure period.]
(c)    Change in Control. As used in this Agreement, the term “Change in Control” shall mean:
(i)     A transaction or series of transactions (other than an offering of the Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, and other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company, the Partnership, or any of its or their subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii)     During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 5(c)(i) hereof or Section 5(c)(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(x) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
(y) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 5(c)(iii)(y) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iv)    The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.
(d)    Qualifying Retirement. The rules set forth below in this Section 5(d) shall apply in the event that the Participant was an Employee on the Grant Date and has a Qualifying Retirement. A “Qualifying Retirement” means that the Participant ceases to be an Employee as a result of the Participant’s voluntary retirement at a time when all of the following conditions are met: (i) the Participant has attained at least age sixty (60), (ii) the Participant has at least eight (8) Years of Service (as defined below), (iii) the sum of the Participant’s age and Years of Service is not less than seventy (70), and (iv) the Participant has provided written notice to the Company of the Participant’s retirement (which notice shall specify the effective date of the Participant’s retirement) at least six (6) months in advance of the Participant’s retirement date. For these purposes, “Year of Service” means a 12-month period during which the Participant provides services as an Employee. The calculation of the Participant’s Years of Service shall be made: (i) with reference to the date on which the Participant first provides services as an Employee (or first provides such services after a break in continuous service as an Employee, as the case may be) and ending on each anniversary of such commencement date through the Participant’s last day of providing services as an Employee preceding a break in such service; (ii) any Years of Service occurring before a break (or multiple breaks) in the Participant’s status as an Employee shall be disregarded; (iii) a fractional Year of Service shall be disregarded; and (iv) in no event shall duplicate service be credited for any period of time the Participant is providing services to more than one entity (for example, if the Participant is co-employed for twelve (12) months by the Partnership and by a Partnership Subsidiary, such twelve (12) month period represents 1.0 Years of Service).
Subject to the release requirement set forth below, in the event of the Participant’s Qualifying Retirement:
•The unvested Time-Vest RSUs that are outstanding immediately prior to such Qualifying Retirement (and, in the case of a Qualifying Retirement that occurs on or after the last day of the Performance Period, any Performance-Vest RSUs that have become Eligible Performance-Vest RSUs after giving effect to Appendix B) shall fully vest and become nonforfeitable immediately prior to such Qualifying Retirement. In the case of a Qualifying Retirement that occurs prior to the last day of the Performance Period, the unvested Performance-Vest RSUs that are outstanding immediately prior to such Qualifying Retirement shall be pro-rated by multiplying (i) the number of Performance-Vest RSUs (as set forth in or determined under the Grant Notice) by (ii) a fraction, the numerator of which is the number of days during the Performance Period the Participant has provided services as an Employee, Consultant, or member of the Board, and the denominator of which is the total number of days in the Performance Period, and the award will vest on the last day of the Performance Period as to a percentage of such pro-rated Performance-Vest RSUs determined in accordance with Appendix B.
•The benefits provided by the preceding paragraph are subject to the condition that the Participant (or, in the event of the Participant’s death or disability, the Participant’s estate or personal representative, as the case may be) provide the Company with, and the Participant (or the Participant’s estate or personal representative, as the case may be) does not revoke, a general release in substantially the form attached to the Participant’s Employment Agreement (or, if the Participant is not a party to an Employment Agreement or no such form is attached to the Participant’s Employment Agreement, in a form prescribed by the Company). Such general release shall be provided to the Participant (or the Participant’s estate or personal representative, as the case may be) within five (5) days of the Qualifying Retirement date and the Participant (or the Participant’s estate or personal representative, as the case may be) shall execute and deliver to the Company the general release within thirty (30) days after the Company provides the release to the Participant (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law) but not prior to the Qualifying Retirement. In the event this paragraph applies and the general release (and the expiration of any revocation rights provided therein or pursuant to applicable law) could become effective in one of two taxable years depending on when the Participant (or the Participant’s estate or personal representative, as the case may be) executes and delivers the release, any payment conditioned on the release shall not be made earlier than the first business day of the later of such two tax years. For purposes of this Agreement, “business day” means a calendar day other than a Saturday, Sunday, or Federal holiday.
In the event the provisions of both Section 5(b) and this Section 5(d) apply in connection with the Participant’s termination of service as an Employee, the provisions of Section 5(b) shall control.
(e)    Employment Agreement. The Time-Vest RSUs and the Performance-Vest RSUs shall be subject to the termination of employment rules set forth in Section 5 and Appendix B and not any severance, accelerated vesting, retirement, or similar provisions of any Employment Agreement. As to the Time-Vest RSUs and Performance-Vest RSUs, any provision of an Employment Agreement giving the Participant “better of” (or similar) treatment (e.g., the better of the severance protections afforded in the Employment Agreement or the applicable award agreement) shall not apply. The provisions of this paragraph control in the event of any inconsistency with an Employment Agreement and notwithstanding anything in an Employment Agreement to the contrary. Each Employment Agreement is deemed amended to the extent (if any) necessary to give effect to this paragraph. The Participant specifically agrees with this paragraph and agrees that the grant of the RSUs satisfies the Company’s equity award grant obligations to the Participant for [2026].
[Use if no employment agreement: (e) Employment Agreement. The Time-Vest RSUs and the Performance-Vest RSUs shall be subject to the termination of employment rules set forth in Section 5 and Appendix B and not any severance, accelerated vesting, retirement, or similar provisions of any employment agreement to the contrary. As to the Time-Vest RSUs and Performance-Vest RSUs, any provision of an employment agreement giving the Participant “better of” (or similar) treatment (e.g., the better of the severance protections afforded in the employment agreement or the applicable award agreement) shall not apply. The provisions of this paragraph control in the event of any inconsistency with any employment agreement and notwithstanding anything in an employment agreement to the contrary. Any employment agreement is deemed amended to the extent (if any) necessary to give effect to this paragraph. The Participant specifically agrees with this paragraph and agrees that the grant of the RSUs satisfies the Company’s equity award grant obligations (if any) to the Participant for [2026.]
6.    Distribution.
(a)    Distribution Date. Subject to Sections 6(c), 6(d), 6(e), and 10 below, payment with respect to RSUs issued under this Agreement (including any RSUs issued in respect of Dividend Equivalent rights) shall, to the extent vested, be paid to the Participant on or within sixty (60) days following (i) as to Time-Vest RSUs, the date such RSUs vest in accordance with the vesting schedule provided in the Grant Notice, or (ii) as to Performance-Vest RSUs, [December 31, 2028] (any such date, a “Distribution Date”); provided, however, that if the Participant has elected to defer payment of the RSUs on the Participant’s Deferral Election Form (as indicated in the Grant Notice), the Participant’s “Distribution Date” of the RSUs

shall be the earliest to occur of (i) the date of the Participant’s “separation from service” within the meaning of Code Section 409A (a “Separation from Service”); (ii) the date of the occurrence of a 409A Change in Control Event that occurs on or after [December 31, 2028]; (iii) the date of the Participant’s death or “disability” (within the meaning of Code Section 409A); and (iv) the distribution date for the RSUs elected by the Participant on the Participant’s Deferral Election Form (as indicated on the Grant Notice); and provided, further, that if the Participant has not elected to defer payment of the RSUs on the Participant’s Deferral Election Form and the Participant has a Qualifying Termination or Qualifying Retirement, the Time-Vest RSUs (and any related Dividend Equivalent rights) that vest pursuant to Section 5(b) or Section 5(d), as applicable, will be paid to the Participant on or within sixty (60) days following the earliest to occur of (i) the date of the Participant’s Separation from Service; (ii) the date of the Participant’s death or “disability” (within the meaning of Code Section 409A); and (iv) the applicable Vesting Date corresponding to such Time-Vest RSUs.
(b)    Distribution Payments. Subject to Section 6(d) below, all distributions upon payment of the RSUs shall be made by the Company in the form of whole shares of Stock, and to the extent that any fractional RSUs become payable on a Distribution Date, such fractional RSUs shall be paid in cash (unless otherwise determined under Section 15.10 of the Plan).
(c)    Unforeseeable Emergency. If the Participant experiences an “unforeseeable emergency” within the meaning of Code Section 409A (an “Unforeseeable Emergency”), the Committee may, in its sole discretion, permit an early distribution of that portion of the Participant’s vested RSUs reasonably necessary to satisfy the emergency need giving rise to the Unforeseeable Emergency, including any taxes or penalties reasonably anticipated to result from such distribution and taking into consideration any funds that may become available as a result of the termination of any applicable deferral election in connection with such distribution.
(d)    409A Change in Control Event Prior to [December 31, 2028]. In connection with any transaction or event referenced in Section 11.1(a) or 11.1(b) of the Plan in connection with which the Company will not survive or will not survive as a public company in respect of its Stock, the Committee may (without limiting the adjustment authority of Section 11.1(a) of the Plan and without limiting the flexibility of the Committee to provide for the assumption, substitution, or exchange of the award pursuant to Section 11.1(b) of the Plan) provide that payment for each RSU that is otherwise outstanding on the date of such event and that becomes vested may be made in the form of cash in an amount equal to the last closing market price for a share of the Company’s Stock on the principal exchange on which such stock is traded immediately prior to such event or the price paid for a share of the Company’s Stock in the related transaction, as the Committee may determine. In addition, the Committee may provide for the termination of the RSUs subject to the award in connection with the occurrence of a 409A Change in Control Event prior to [December 31, 2028] in connection with which the Committee has not made a provision for the substitution, assumption, exchange, or other continuation of the award; provided that (A) in such event, the portion of the award that is outstanding and unvested immediately prior to such termination shall vest and become payable (in the case of Performance-Vest RSUs, after giving effect to the provisions of Appendix B upon the 409A Change in Control Event to determine the number of Eligible Performance-Vest RSUs), and (B) such acceleration, termination, and payment of the award satisfies the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix).
(e)    Distributions Following Separation from Service. Notwithstanding anything herein to the contrary, no distribution hereunder shall be made to the Participant during the six (6)-month period following the Participant’s Separation from Service (i) if the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s Separation from Service (generally, the Company’s Senior Vice Presidents and more senior officers are specified employees, but in all cases the Company will make the final determination of specified employee in accordance with such Treasury Regulation), (ii) if the RSUs constitute deferred compensation under Code Section 409A (which could result, for example and without limitation, if the Participant made a deferred distribution election on the Participant’s Deferral Election Form), and (iii) to the extent that paying such amounts at the time otherwise set forth in this Section 6 would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on or within sixty (60) days after the first day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period.
(f)    Distribution Timing. The time of distribution of the RSUs under this Agreement may not be changed except as may be permitted by the Committee in accordance with the Plan and Code Section 409A and the applicable Treasury Regulations promulgated thereunder. For purposes of clarity, no provision of the Plan (including, without limitation, Section 11.2 thereof) shall alter the time of distribution of the RSUs under this Agreement, except as the Committee may provide consistent with the preceding sentence.
7.    Tax Withholding. Subject to compliance with all applicable laws, rules, and regulations, in connection with any delivery of Stock pursuant to this Agreement the Company shall withhold from the number of shares of Stock otherwise deliverable pursuant to this Agreement a number of shares having a Fair Market Value as of the date of withholding (as the Company may determine) equal to the aggregate amount of federal, state, local, and foreign taxes (including without limitation any income and employment tax obligations) required to be withheld with respect to such payment (rounded up to the next whole share). In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the RSUs or Dividend Equivalent Rights, the Company (or the TRS, the Partnership, or applicable Subsidiary of any of them) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from any cash payment pursuant to this Agreement or other cash compensation payable to the Participant any sums required by federal, state, or local tax law to be withheld with respect to such distribution or payment.
8.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.
9.    Non-Transferability. Neither the RSUs or Dividend Equivalent rights nor any interest or right therein or part thereof shall be transferred, assigned, pledged, or hypothecated by the Participant in any way in favor of any party other than the Company or a Subsidiary (whether by operation of law or otherwise) and shall not be subjected to any lien, obligation or liability of the Participant to any party other than the Company or a Subsidiary, other than by the laws of descent and distribution. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate, or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, the Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.
10.    Distribution of Stock. In the event shares of Stock are paid to the Participant in accordance with this Agreement in settlement of RSUs (including RSUs credited as Dividend Equivalents), the

Company shall not be required to record any shares of Stock in the name of the Participant in the books and records of the Company’s transfer agent, and the Company shall not be required to issue or deliver any certificate or certificates for any shares of Stock prior to the fulfillment of all of the following conditions: (a) the admission of such shares to listing on all stock exchanges on which the Company’s Stock is then listed, (b) the completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (d) the lapse of any such reasonable period of time following the Distribution Date as the Company may from time to time establish for reasons of administrative convenience. In the event that the Company delays a distribution or payment in settlement of RSUs because it determines that the issuance of shares of Stock in settlement of such RSUs will violate federal securities laws or other applicable law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). No payment shall be delayed under this Section 10 if such delay will result in a violation of Code Section 409A.
11.    No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue as an Employee, Consultant, member of the Board, or other service provider of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Subsidiary.
12.    Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.
13.    Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences in connection with the RSUs and Dividend Equivalent rights granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the RSUs and the Dividend Equivalent rights and that the Participant is not relying on the Company for tax advice.
14.    Amendment. Subject to Section 18 below, this Agreement may only be amended, modified, or terminated by a writing executed by the Participant and by a duly authorized representative of the Company.
15.    Relationship to other Benefits. Neither the RSUs, the Dividend Equivalent rights, nor payment in respect of the foregoing shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Subsidiary.
16.    Code Section 409A. To the extent that the Company determines that any RSUs and/or Dividend Equivalent rights may not be compliant with or exempt from Code Section 409A, the Company and the Participant shall cooperate in good faith in connection with amending or modifying this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) comply with the requirements of Code Section 409A, (b) exempt the RSUs and/or the

Dividend Equivalent rights from Code Section 409A, and/or (c) preserve the intended tax treatment of the benefits provided with respect to the RSUs and/or the Dividend Equivalent rights; provided, that, any such amendment or modification shall attempt to preserve the intended economic benefits of the RSUs and/or Dividend Equivalent rights to the maximum extent practicable. To the extent applicable, this Agreement shall be interpreted in accordance with, and so as to not cause any tax, penalty, or interest under, the provisions of Code Section 409A.
17.    Claw-back. The Participant agrees that all compensation paid or payable to the Participant pursuant to this Agreement shall be subject to (a) the provisions of any Company recoupment, clawback or similar policy as it may be in effect from time to time (“Clawback Policy”), (b) any other clawback required by applicable law or included in any separation agreement entered into by and between the Participant and the Company, and (c) the provisions of the Participant’s Non-Competition, Non-Solicitation, and Non-Disclosure Agreement with the Company. The Participant agrees to comply with, and promptly repay to the Company any amounts that are required to be repaid (and deliver any shares that are required to be returned) pursuant to, the Clawback Policy, any such other clawback required by applicable law, or any other applicable clawback arrangement, or the Participant’s Non-Competition, Non-Solicitation, and Non-Disclosure Agreement with the Company.
18.    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules, and regulations.
19.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address (physical or electronic) reflected on the Company’s records. Any notice shall be deemed duly given when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.
20.    Entire Agreement. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
21    Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement, and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
22.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
23.    Counterparts; Electronic Signatures. The parties hereto consent and agree that this Agreement may be signed and/or transmitted in one or more counterparts by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG, or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart, and that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (1) to the extent a party signs this Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), such party is signing this Agreement electronically, and (2) that electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability, and admissibility, the same as hand-written signatures.

APPENDIX B
PERFORMANCE VESTING REQUIREMENTS

The percentage of the Performance-Vest RSUs (if any) that will be eligible to vest on the applicable Vesting Date as set forth in this Agreement (i.e., the number of “Eligible Performance-Vest RSUs”) will be determined as follows:
(1)Three-Year Threshold FFO Goal: Notwithstanding any other provision herein, the vesting of all Performance-Vest RSUs is contingent on the Company’s cumulative Nareit FFO as Adjusted Per Share for the three-year Performance Period being not less than $[ ] (the “Threshold FFO Goal”). If the Threshold FFO Goal is not achieved, the number of Eligible Performance-Vest RSUs shall be zero.
(2)Annual FFO Performance: For each of the Company’s three fiscal years during the Performance Period, the Committee shall establish threshold, target, and maximum performance levels for the Company’s Nareit FFO as Adjusted Per Share for that fiscal year that shall be used to determine the applicable percentage for that fiscal year. The performance levels for fiscal [2026] and corresponding applicable percentages are set forth in the following table:

If the Company’s Nareit FFO as Adjusted Per Share for [2026] is:	The applicable percentage is:
$[ ] or greater	[ ] [Replace with [ ]% for Angela Aman grant]
$[ ]	[ ]%
$[ ]	[ ]% [Replace with [ ]% for Angela Aman grant]
Less than $[ ]	[ ]% (Zero)

The Committee will establish the Nareit FFO as Adjusted Per Share performance levels for fiscal [2027] and fiscal [2028] (including a performance level for each fiscal quarter during the fiscal year to be used to determine the applicable percentage in the event of a 409A Change in Control Event during the fiscal year as described below) no later than the end of the first quarter of the applicable fiscal year, with the applicable percentage for achievement at the threshold, target, and maximum performance levels to correspond to the applicable percentages set forth in the table above for fiscal [2026].
At the end of the Performance Period and subject to achievement of the Threshold FFO Goal, the number of Performance-Vest RSUs that are eligible to vest based on the Company’s Nareit FFO as Adjusted Per Share for the Performance Period will be determined by multiplying (i) the number of Performance-Vest RSUs (as set forth in or determined under the Grant Notice and Appendix A to the Grant Notice) by (ii) the average of the applicable percentages for each of the Company’s three fiscal years during the Performance Period as determined in accordance with this clause (2).
(3)[ ]% of the number of RSUs determined as provided in clause (2) above will be multiplied by the applicable percentage determined in accordance with the following table based on the Company’s TSR Percentile Ranking for the Performance Period:

If the Company’s TSR Percentile Ranking for the Performance Period is:	The applicable percentage is:
The [ ] percentile or greater.	[ ]% [Replace with [ ]% for Angela Aman grant]
The [ ] percentile.	[ ]% (no modification)
The [ ] percentile or lower.	[ ]% [Replace with [ ]% for Angela Aman grant]

(4)[ ]% of the number of RSUs determined as provided in clause (2) above will be multiplied by the applicable percentage determined in accordance with the following table based on the Company’s Average Net Debt to Adjusted EBITDAre Ratio for the Performance Period:

If the Company’s Average Net Debt to Adjusted EBITDAre Ratio for the Performance Period is:	The applicable percentage is:
[ ]x or less	[ ]% [Replace with [ ]% for Angela Aman grant]
[ ]x	[ ]% (no modification)
[ ]x or higher	[ ]% [Replace with [ ]% for Angela Aman grant]

(5)the number of RSUs determined as provided in clauses (3) and (4) above will be rounded down to the nearest whole RSU.
Each calculation to determine the applicable vesting percentages, and each applicable vesting percentage, will be rounded to the nearest four decimal places. For each such calculation, for performance between the levels indicated in the applicable table above, the applicable vesting percentage will be determined on a pro-rata basis between points.
[Include for all, except Angela Aman: For example, if the average of the applicable percentages determined based on the Company’s Nareit FFO as Adjusted Per Share for each year during the Performance Period is [ ]% (and assuming the Threshold FFO Goal is met), and [ ] Performance-Vest RSUs are subject to the award as determined in accordance with the Grant Notice, the number of RSUs determined pursuant to clause (2) above would be [ ] ([ ] multiplied by the average applicable percentage of [ ]%). If the Company’s TSR Percentile Ranking for the Performance Period was at the [ ] percentile, then the number of Eligible Performance-Vest RSUs based on the TSR Percentile Ranking would be 104 ([ ]% of [ ], multiplied by the applicable percentage of [ ]% corresponding to that TSR Percentile Ranking, rounded down to the nearest whole RSU). If the Company’s Average Net Debt to Adjusted EBITDAre Ratio for the Performance Period was [ ]x, then the number of Eligible Performance-Vest RSUs based on the Average Net Debt to Adjusted EBITDAre Ratio would be [ ] ([ ]% of [ ], multiplied by the applicable percentage of [ ]% corresponding to that Average Net Debt to Adjusted EBITDAre Ratio, rounded down to the nearest whole RSU). On the other hand, if the Company’s TSR Percentile Ranking for the Performance Period was at the [ ] percentile or lower, then the number of Eligible Performance-Vest RSUs based on the TSR Percentile Ranking would be [ ] ([ ]% of [ ], multiplied by the applicable percentage of [ ]% corresponding to that TSR Percentile Ranking, rounded down to the nearest whole RSU). If the Company’s Average Net Debt to Adjusted EBITDAre Ratio for the Performance Period was [ ]x or higher, then the number of Eligible Performance-Vest RSUs based on the Average Net Debt to Adjusted EBITDAre Ratio would be [ ] ([ ]% of [ ], multiplied by the applicable percentage of [ ]% corresponding to that Average Net Debt to Adjusted EBITDAre Ratio, rounded down to the nearest whole RSU). For purposes of clarity, if the Company’s cumulative Nareit FFO as Adjusted Per Share for the Performance Period is less than the Threshold FFO Goal, then none of the Performance-Vest RSUs will be eligible for vesting on the Vesting Date (i.e., the number of Eligible Performance-Vest RSUs is [ ]).]

[Include for Angela Aman only: For example, if the average of the applicable percentages determined based on the Company’s Nareit FFO as Adjusted Per Share for each year during the Performance Period is [ ]% (and assuming the Threshold FFO Goal is met), and [ ] Performance-Vest RSUs are subject to the award as determined in accordance with the Grant Notice, the number of RSUs determined pursuant to clause (2) above would be [ ] ([ ] multiplied by the average applicable percentage of [ ]%). If the Company’s TSR Percentile Ranking for the Performance Period was at the [ ] percentile, then the number of Eligible Performance-Vest RSUs based on the TSR Percentile Ranking would be [ ] ([ ]% of [ ], multiplied by the applicable percentage of [ ]% corresponding to that TSR Percentile Ranking, rounded down to the nearest whole RSU). If the Company’s Average Net Debt to Adjusted EBITDAre Ratio for the Performance Period was [ ]x, then the number of Eligible Performance-Vest RSUs based on the Average Net Debt to Adjusted EBITDAre Ratio would be [ ] ([ ]% of [ ], multiplied by the applicable percentage of [ ]% corresponding to that Average Net Debt to Adjusted EBITDAre Ratio, rounded down to the nearest whole RSU). On the other hand, if the Company’s TSR Percentile Ranking for the Performance Period was at the [ ] percentile or lower, then the number of Eligible Performance-Vest RSUs based on the TSR Percentile Ranking would be [ ] ([ ]% of [ ], multiplied by the applicable percentage of [ ]% corresponding to that TSR Percentile Ranking, rounded down to the nearest whole RSU). If the Company’s Average Net Debt to Adjusted EBITDAre Ratio for the Performance Period was [ ]x or higher, then the number of Eligible Performance-Vest RSUs based on the Average Net Debt to Adjusted EBITDAre Ratio would be [ ] ([ ]% of [ ], multiplied by the applicable percentage of [ ]% corresponding to that Average Net Debt to Adjusted EBITDAre Ratio, rounded down to the nearest whole RSU). For purposes of clarity, if the Company’s cumulative Nareit FFO as Adjusted Per Share for the Performance Period is less than the Threshold FFO Goal, then none of the Performance-Vest RSUs will be eligible for vesting on the Vesting Date (i.e., the number of Eligible Performance-Vest RSUs is [ ]).]
Change in Control. If a 409A Change in Control Event occurs before [December 31, 2028], the performance period applicable to the Performance-Vest RSUs shall end in connection with such 409A Change in Control Event, and the provisions of this Appendix B shall be applied as modified by this “Change in Control” section. For purposes of clarity, the Performance-Vest RSUs shall continue to be subject to the applicable time-based vesting requirement, and the severance protections afforded the Participant in this Agreement shall continue to apply.
If the 409A Change in Control Event occurs on or before [March 31, 2026], the Threshold FFO Goal shall be deemed met, and the average applicable percentage based on the Company’s Nareit FFO as Adjusted Per Share performance shall be deemed to be [ ]%. If the 409A Change in Control Event occurs after [March 31, 2026], and before [December 31, 2028], the Threshold FFO Goal shall be deemed met, and the average applicable percentage based on the Company’s Nareit FFO as Adjusted Per Share performance shall be the greater of (1) [ ]%, and (2) the average applicable percentage determined (x) based on the sum of the Company’s actual Nareit FFO as Adjusted Per Share for the completed quarters in the Performance Period that occur prior to the quarter in which the 409A Change in Control Event occurs (with the performance levels established by the Committee through the last completed quarter in the Performance Period, taking into account the performance levels established by the Committee for the applicable quarters during the fiscal year in which the 409A Change in Control Event occurs as provided above, to be pro-rated to determine the applicable percentage for such completed quarters) and (y) as to the remaining quarters in the Performance Period, assuming the “target” for level of performance for each such quarter.
If a 409A Change in Control Event occurs before [December 31, 2028], the applicable percentage determined based on the Company’s TSR Percentile Ranking shall be based on the portion of the Performance Period through and ending with the last trading day preceding the date on which the 409A Change in Control Event occurs (with the applicable Ending Prices determined as of the date of the 409A Change in Control Event for purposes of determining TSRs and the TSR Percentile Ranking, and the Ending

Price of the Company’s Stock for purposes of such determination shall be the last closing market price for a share of the Company’s Stock on the principal exchange on which such stock is traded immediately prior to such event (for clarity, a twenty (20)-day average will not be used to determine the Ending Price of the Company’s Stock in such circumstances)). Notwithstanding the foregoing, if a 409A Change in Control Event occurs because of a Board Change in Control before [December 31, 2028], the applicable percentage based on the Company’s TSR Percentile Ranking shall be deemed to be [ ]%.
If the 409A Change in Control Event occurs on or before [March 31, 2026], the applicable percentage determined based on the Company’s Average Net Debt to Adjusted EBITDAre Ratio shall be deemed to be [ ]%. If the 409A Change in Control Event occurs after [March 31, 2026], and before [December 31, 2028], the applicable percentage based on the Company’s Average Net Debt to Adjusted EBITDAre Ratio performance shall be the greater of: (1) [ ]%; or (2) the applicable percentage determined (x) based on the actual Annual Net Debt to Adjusted EBITDAre Ratio for any fiscal year in the Performance Period that was completed on or before the date of the 409A Change in Control Event, and (y) as to any other fiscal year during the Performance Period, assuming the “target” level of performance for such fiscal year (for purposes of this sentence, the target Annual Net Debt to Adjusted EBITDAre Ratio for [2026], [2027], and [2028] is deemed to be [ ]x, [ ]x, and [ ]x, respectively).
Any determination of achievement of performance goals shall be subject to the Committee deeming a higher level of performance to have been achieved.
Defined Terms. For purposes of this Appendix B, the following definitions shall apply:
“Adjusted EBITDAre” Adjusted EBITDAre represents EBITDAre excluding (i) gains and losses on extinguishment of debt, (ii) acquisition-related expenses, (iii) the amount of donations, contributions, or other costs related to political, social, or civil causes undertaken to protect the value of the Company’s assets in excess of $[ ] million in any calendar year , and (iv) gains and losses on long lived assets, to the extent they were not contemplated at the Grant Date. In addition, Adjusted EBITDAre shall reflect (a) all adjustments necessary to present Adjusted EBITDAre on a pro rata basis for consolidated and unconsolidated joint ventures and (b) the annualization of EBITDAre related to mid-year acquisitions and dispositions
For purposes of the Award, the Committee shall adjust Adjusted EBITDAre to the extent (if any) necessary to exclude the impact of (a) any change in accounting policies, (b) any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, disposition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (c) the costs associated with any such transaction, and (d) other extraordinary events not foreseen at the time the Administrator established the applicable target set forth.
“Annual Net Debt to Adjusted EBITDAre Ratio” means, as to a particular fiscal year, (i) the average of the Company’s consolidated Net Debt balances at the end of each quarter of the applicable year, divided by (ii) the Company’s Adjusted EBITDAre for the applicable year.
“Average Net Debt to Adjusted EBITDAre Ratio” means the average of the Company’s Annual Net Debt to Adjusted EBITDAre Ratio determined for each of [2026], [2027], and [2028].
“Beginning Price” means, with respect to the Company and any other Comparison Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day immediately prior to the Performance Period. As to a stock which goes ex-dividend during such twenty (20)-trading day period, the closing market prices as to such stock for the portion of such period preceding the ex-dividend date shall be equitably and proportionately adjusted to exclude the amount of the related dividend.
“Board Change in Control” means that a majority of members of the Board is replaced during any twelve (12) month period within the meaning of, and in a majority change that satisfies, Treas. Reg. 1.409A-3(i)(5)(vi)(A)(2).
“Comparison Group” means the Company and each of the following other companies:

[BXP, Inc.	COPT Defense Properties
Vornado Realty Trust	Brandywine Realty Trust
Cousins Properties Incorporated	Piedmont Realty Trust, Inc.
Douglas Emmett, Inc.	Easterly Government Properties, Inc
SL Green Realty Corp.	Empire State Realty Trust, Inc.]
Highwoods Properties, Inc.
Hudson Pacific Properties, Inc.
Notwithstanding the foregoing, a company (other than the Company) shall be excluded from the Comparison Group for a particular Performance Period if the common stock (or similar common equity security) of such company ceases to be listed or traded on a national securities exchange prior to the last day of such Performance Period; provided, however, that if the common stock (or similar common equity security) of a company (other than the Company) included in the Comparison Group ceases to be listed or traded on a national securities exchange prior to the last day of a Performance Period due to the bankruptcy of such Company, the Company shall be included in the Comparison Group for such Performance Period and its TSR for such Performance Period shall be deemed to be [ ]%.

“EBITDA” is calculated as the Company’s net income (loss) for the applicable measurement period, calculated in accordance with GAAP, excluding (i) interest income and expense, (ii) federal and state taxes, and (iii) depreciation and amortization.
“EBITDAre” is computed in accordance with Nareit’s definition and represents EBITDA excluding (i) gains and losses from the sale of certain real estate assets, (ii) gains and losses from change in control, (iii) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
“Ending Price” means, with respect to the Company and any other Comparison Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day of the Performance Period. As to a stock which goes ex-dividend during such twenty (20)-trading day period, the closing market prices as to such stock for the portion of such period preceding the ex-dividend date shall be equitably and proportionately adjusted to exclude the amount of the related dividend.
“Fully Diluted Shares” means the weighted average fully diluted share count of the Company, as reported in the Supplemental Disclosure Package for the relevant measurement period, including for the avoidance of doubt, the number of outstanding OP Units not owned by the Company, if any.
“GAAP” means the generally accepted accounting principles (GAAP) set of accounting rules, standards, and procedures issued and frequently revised by the Financial Accounting Standards Board (FASB).

“Nareit Funds From Operations” (or “FFO”) is computed in accordance with Nareit’s definition representing net income (loss) for the Company for the applicable measurement period, calculated in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains and losses from the sale of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity (v) and all adjustments necessary to present Nareit Funds From Operations on a pro rata basis for consolidated and unconsolidated joint ventures.
“Nareit FFO as Adjusted” means Nareit Funds From Operations for the applicable measurement period excluding (i) gains and losses on extinguishment of debt, (ii) acquisition-related expenses, (iii) the amount of donations, contributions, or other costs related to political, social, or civil causes undertaken to protect the value of the Company’s assets in excess of $[ ] million in any calendar year, and (iv) gains and losses on long lived assets, to the extent they were not contemplated at the Grant Date. In addition, Nareit FFO as Adjusted, shall reflect all adjustments necessary to present Nareit FFO as Adjusted on a pro rata basis for consolidated and unconsolidated joint ventures.
For purposes of the Award, the Committee shall adjust Nareit FFO as Adjusted to the extent (if any) necessary to exclude the impact of (a) any change in accounting policies, (b) any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, disposition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (c) the costs associated with any such transaction, and (d) other extraordinary events not foreseen at the time the Administrator established the applicable target levels set forth above.
“Nareit FFO as Adjusted Per Share” means the per share amount obtained by dividing Nareit FFO as Adjusted, by Fully Diluted Shares, for the applicable measurement period.
“Net Debt” means the Company’s consolidated debt and preferred equity, as presented in accordance with GAAP, excluding net unamortized premium or discount and deferred financing fees less cash, cash equivalents, and restricted cash. Net Debt shall reflect all adjustments necessary to present Net Debt on a pro rata basis for consolidated and unconsolidated joint ventures.
“Performance Period” means the period beginning [January 1, 2026] and ending [December 31, 2028] (subject to the effect of a 409A Change in Control Event).
“TSR” means total shareholder return and shall be determined with respect to the Company and any other Comparison Group member for the Performance Period by dividing: (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (ii) all dividends and other distributions during the Performance Period by (b) the applicable Beginning Price. Any non-cash distributions shall be valued at fair market value. For purposes of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.
    With respect to the computation of TSR, Beginning Price, and Ending Price, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of any stock split, stock dividend, or reverse stock split occurring during the Performance Period. In determining the Company’s TSR Percentile for the Performance Period, in the event that the Company’s TSR for that period is equal to the TSR(s) of one or more other Comparison Group members for that period, the Company’s TSR will be deemed to be greater than the TSR of such other Comparison Group member(s) for that period.

“TSR Percentile Ranking” means the percentile ranking of the Company’s TSR for the Performance Period among the TSRs for the Comparison Group members for the Performance Period.
“409A Change in Control Event” means a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A.
* * * * *